Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Press Release

February 4, 2005

For Immediate Release

1st Bank Retains Baumgardner

East Liverpool, OH -- The Board of Directors of 1st National Community Bank has announced that veteran banker Edward L. Baumgardner has been retained as a special assistant to the Chairman and CEO of the Bank. Mr. Baumgardner will begin his duties beginning February 28, 2005. He will report directly to Charles B. Lang, Chairman of the Bank and President of Tri-State 1st Banc, Inc., the parent company of the Bank. Baumgardner will assist with new projects scheduled for implementation in 2005, explore new areas of interest to the company and help with long range planning for the continued growth and expansion of the company.

"Ed Baumgardner is an important addition to our staff for carrying out strategic priorities established by the Board of Directors of the company", said Charles B. Lang. "His knowledge of our local markets and his 30 years plus of proven banking experience make him eminently qualified to effectively carry-out his new responsibilities."

"I respect Charles Lang and have always appreciated the important part that 1st Bank has played in this community. I share their vision for a community bank and I look forward to working with the management of the Bank in pursuit of its mission in the tri-state area," Baumgardner added.

Mr. Baumgardner is a native of Hanover, Pennsylvania and is a graduate of the University of Baltimore. He first worked as a computer programer for what is now Citi Financial in Maryland for nine years before transferring to The City Loan and Savings Company office in Lima, Ohio in 1972.

In 1984, Baumgardner joined The Citizens Loan and Building Company in Lima as its President. In 1987 he was named as President of the American Community Bank also at Lima. In 1995, Baumgardner and his wife Sally relocated to East Liverpool where he assumed the position of President and CEO of Potters Bank and the Potters Financial Corporation. He later served as Regional President of CF Bank with responsibility for the Wellsville and Calcutta offices.

Press Release

February 4, 2005

1st National Community Bank operates seven banking offices; five in Columbiana County, Ohio and one each in New Cumberland, West Virginia and Midland, Pennsylvania. The Bank maintains eleven ATM locations for the convenience of its customers at six of its banking offices and at five off-site locations in the tri-state area.

Bank customers have surcharge free use of these 11 ATM machines. Tri-State 1st Banc, Inc. owns the non-bank subsidiary, Gateminder Corporation, which is engaged in providing ATM sales, ATM repair service, and oversight of ATM operations for merchants and financial institutions. The newest subsidiary, MDH Investment Management, Inc. provides investment advisory services to over 100 clients in 14 states and manages over $65 million in assets.

On December 22, 2004, 1st National Community Bank was granted trust powers by the Office of the Comptroller of the Currency. The Bank trust department will offer fiduciary services to its customers including serving as Guardian, Executor of estates and Trustee for all types of Trust arrangements. Charles B. Lang has been named as the Senior Trust Officer and John C. Thompson, a founding Director, will serve as Chairman of the Trust Committee of the Bank.

The Office of the Comptroller of the Currency chartered the 1st National Community Bank on June 1, 1987 as a national banking association. There are presently 65 full-time employees of the Bank. Keith R. Clutter serves as COO and Kevin Anglemyer serves as CFO of the Bank.

Contact Person:

Kevin Anglemyer

VP, Chief Financial Officer

16924 St. Clair Avenue

East Liverpool, OH 43920

Phone: (330) 385-9200

Fax: (330) 386-7452